Exhibit 99.1

Press Release

Media Relations Contact:

Judy Dale

Vice President, Marketing Communications and

Investor Relations

Credence Systems Corporation

Phone: 408-635-4309

FAX: 408-635-4986

E-mail: judy_dale@credence.com

Credence Revises Guidance for Third Quarter of Fiscal

2006, Announces Preliminary Earnings Release Date and

Conference Call

Milpitas, California, August 9, 2006 — Credence Systems Corporation (Nasdaq: CMOS), a leading provider of test solutions from design to production for the worldwide semiconductor industry, today announced it is revising its fiscal third quarter revenues and earnings guidance. Credence expects that revenues for it fiscal third quarter ended July 31, 2006 will be approximately $108 million to $110 million compared to previous guidance of $125 million to $128 million. In addition, although the Company has not yet completed its customary closing and review procedures, the Company anticipates that gross margins will be adversely affected and the Company will incur a net loss for the period.

“Factors contributing to the shortfall included lower capacity utilization rates and customer shipment postponements,” said Dave Ranhoff, president and chief executive officer of Credence Systems Corporation. “We will be initiating a reduction of our workforce of approximately 14 percent this month in order to better align our business model with market conditions. We expect this reduction to be completed in the fiscal fourth quarter. Additional plans to further reduce operating expenses in ensuing quarters will be announced in our earnings conference call for the fiscal third quarter.”

In accordance with Statement of Financial Accounting Standards 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), the Company periodically tests for impairment of goodwill on its balance sheet. Although the Company customarily reviews its goodwill during its fourth fiscal quarter, the decline in the Company’s share price during the third fiscal quarter prompted the Company to review its goodwill under SFAS 142 earlier and other intangible assets under Statement of Financial Accounting Standards 144, “Accounting for Impairment or Disposal of Long Lived Assets” (“SFAS 144”). As of April 30, 2006, the goodwill and other intangible assets, net of accumulated amortization, totaled approximately $511 million on the Company’s balance sheet. Although the Company has not yet completed this review and any estimate is subject to adjustment upon completion of this review, the Company’s preliminary analysis indicates that the Company may be required to take a material non-cash charge to reduce the carrying amount of goodwill and intangible assets by approximately $300 million to $400 million. The Company anticipates that this analysis will be completed on or before September 8, 2006 and included in the Company’s quarterly report on Form 10-Q for the fiscal third quarter ended July 31, 2006, to be filed with the Securities and Exchange Commission on or about that date. As a result, except for the revised guidance concerning revenues set forth above, the Company is unable at this time to provide meaningful updated estimates regarding its results for the fiscal third quarter.

Credence will release its fiscal third quarter preliminary earnings on Thursday, August 24, 2006, following the close of financial markets. Credence’s earnings conference call will be broadcast simultaneously over the Internet at approximately 2:00 p.m. PDT. Please visit www.credence.com to access the call. If you have any questions or comments, please contact Judy Dale at 408-635-4309.

The replay runs through September 23, 2006, 12:00 p.m. PDT and is available at www.credence.com or:

The replay number is:

Domestic:	1-888-286-8010	Passcode: 63823320
International:	1-617-801-6888	Passcode: 63823320

About Credence

Credence Systems Corporation (Nasdaq: CMOS) is a leading provider of debug, characterization and ATE solutions for the global semiconductor industry. With a commitment to applying innovative technology to lower the cost-of-test, Credence delivers competitive cost and performance advantages to integrated device manufacturers (IDMs), wafer foundries, outsource assembly and test (OSAT) suppliers and fabless chip companies worldwide. A global, ISO 9001-certified company, Credence is headquartered in Milpitas, California. More information is available at http://www.credence.com.

Forward-Looking Statements

This release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding expected revenue, margins and net results for the third quarter of fiscal 2006, the predicted reasons for the expected shortfall including the lower capacity utilization rates and customer shipment postponements, the Company’s initiation of a reduction of its workforce by approximately 14 percent during the month and the completion of such reduction in the fiscal fourth quarter, the announcement of additional plans to reduce headcount and operating expenses in ensuing quarters, the possible reduction of the carrying amount of the Company’s goodwill and intangible assets, the expected amount of any such reduction, and the completion of the of the SFAS 142 and 144 review prior to the filing of the Company’s report on Form 10-Q for the third fiscal quarter . These forward-looking statements involve important factors that could cause our actual results to differ materially from those in the forward-looking statements. Such important factors involve risks and uncertainties including, but not limited to, uncertainties related to the completion of customary closing and review procedures, including without limitation, the further review by the Company’s management and its independent auditors, and the completion of the SFAS 142 and 144 review by the Company and its consultants. Reference is also made to the discussion of risk factors detailed in our filings with the Securities and Exchange Commission, including our reports on Form 10-K and 10-Q. All expected revenue and operating results discussed in this release are based on limited information currently available to us, and are, therefore, subject to change. We will not necessarily update the information, since we are only to provide preliminary expected results as of this date. Actual events or results could differ materially and no reader of this release should assume that the information provided in this release is correct as of any subsequent date. Such information speaks only as of the date of this release.

Credence is a registered trademark, and Credence Systems is a trademark of Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

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